CERTIFICAT D'ENREGISTREMENT
compagnies
, chap. C-38)

Partie IA

J'atteste par les présentes que la copie qui accompagne le présent certificat est une copie authentique de l'original d'un document concernant

BAKERTALC INC.

et que cette copie a été enregistrée

le 1987 08 11

au libro S-1154 , folio 90

Gouvernement du Québec
L'Inspecteur général des institutions financières

Jean-Louis Boudard
Inspecteur général des institutions financières

1285-6738

Gouvernement du Québec
L'inspecteur général
des institutions financières

Formulaire 4
AVIS RELATIF À LA COMPOSITION DU CONSEIL D'ADMINISTRATION
Loi sur les compagnies
Partie 1A

1 Dénomination sociale ou numéro matricule

BAKERTALC INC.

2 Les administrateurs de la compagnie sont:

Nom et prénom	Adresse résidentielle complète (incluant le code postal)	Profession
COWANS, John R.	Florence, Vermont 05774 U.S.A.	Homme d'affaires
MILLER, Ian C.	2480, Benny Crescent #215 Montréal (Québec) H4B 2R1	Homme d'affaires
MORGAN, John Harold	4691, Bessborough Avenue Montréal (Québec) H4B 2P3	Homme d'affaires
PARENT, Raymond	P.O. Box 85 Mansonville (Québec) J0E 1X0	Homme d'affaires
O'BRIEN, Quentin Patrick	R.R. No 1 Bainsville (Ontario) K0C 1E0	Homme d'affaires
PRYDE, Douglas S.	168, Carlyle Avenue Montréal (Québec) H3R 1S9	Avocat

Si l'espace est insuffisant, joindre une annexe en deux (2) exemplaires

La compagnie

par: J. H. Morgan (signature) Fonction du signataire administrateur

Réservé à l'administration

1285-6738

Gouvernement du Québec
Déposé le

1987-07-31

Inspecteur général des institutions financières